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                                                                    EXHIBIT 5.01


               [LETTERHEAD OF SHAW, PITTMAN, POTTS & TROWBRIDGE]





                              September 30, 1997






Crescent Real Estate Equities Company
777 Main Street, Suite 2100
Fort Worth, Texas 76102

        RE:   CRESCENT REAL ESTATE EQUITIES COMPANY


Ladies and Gentleman:


        We have acted as counsel to Crescent Real Estate Equities Company, a Texas real estate investment trust (the "Company"), in connection with the Registration Statement on Form S-3 (File No. 333-33893) filed by the Company on August 18, 1997 with the Securities and Exchange Commission under the Securities Act of 1933, as amended to date (the "Registration Statement"), and any subsequent amendments thereto, relating to the offering by certain Selling Shareholders (as defined in the Registration Statement) from time to time of up to 1,347,088 common shares of beneficial interest, par value $.01 per share ("Common Shares"). Of the total Common Shares offered hereby, 1,129,358 Common Shares are represented by 564,679 units (the "Units") of ownership interest in Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the "Operating Partnership"); 217,530 Common Shares are represented by an option to acquire such shares at an exercise price of $31.625 per share; and 200 Common Shares are outstanding.



        Based upon our examination of originals and copies of such documents, corporate records, certificates of officers of the Company and other instruments as we have deemed necessary and upon the laws as presently in effect, we are of the opinion that (i) upon exchange of the 564,679 Units for Common Shares on a one-for-two basis in accordance with the terms of the Operating Partnership's limited partnership agreement, such 1,129,358 Common Shares will be validly issued by the Company, fully paid and nonassessable; (ii) upon exercise of the option and payment of the required consideration by Sanjay Varma, up to 217,530 Common Shares will be validly issued by the Company, fully paid and nonassessable; and (iii) the 200 Common Shares issued to the employees of the Company were validly issued by the Company, fully paid and nonassessable.


        We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.


                                        Very truly yours,


                                        Shaw, Pittman, Potts & Trowbridge